Exhibit 10.1

CONSTRUCTION LOAN AGREEMENT

          This CONSTRUCTION LOAN AGREEMENT (the “Agreement”) is entered into as of the __18th__ day of November, 2011, among PROSPERITY BANK (the “Lender”) and AmREIT WOODLAKE POINTE I, LP, a Texas limited partnership (the “Borrower”), as follows:

RECITALS:

          A.          Borrower owns the real property (sometimes hereinafter called the “Property”) described hereafter, and desires to construct certain improvements (the “Improvements”, consisting of the Landlord’s Work and the Tenant’s Work as defined below) thereon, said property being described as follows, to wit:

A tract or parcel containing 3.7931 acres or 165,225 square feet of land, being out of Unrestricted Reserve “A” of Woodlake Pointe, a subdivision recorded under Film Code Number (F.C. No.) 631064, of the Harris County Map Records (H.C.M.R.), situated in Harris County, Texas, with said 3.7931 acre tract being more particularly described by metes and bounds attached as Exhibit “A”. With all bearings based on said subdivision plat.

          B.          The Property has been leased by AmREIT Westheimer Gessner, L.P. (which has assigned the Lease to Borrower) to L.A. FITNESS INTERNATIONAL, LLC, a California limited liability company (the “Tenant”) pursuant to a Retail Lease agreement dated May 12, 2011 (the “Lease”) which, including the defined terms therein, is incorporated herein by reference for all purposes.

          C.          Pursuant to the terms of the Lease, Borrower is obligated to construct certain improvements on the Property, being the “Landlord’s Work” as defined in Section 4 of the Work Letter (Exhibit C to the Lease, being referred to in this Agreement as the “Work Letter”, a copy of which is attached as “Attachment 3” hereto). Out of the $6,715,000.00 Note, the amount of $2,035,000.00 (the “Landlord Allocation”) is allocated to the Landlord’s Cost for the Landlord’s Work and other costs, excluding the Tenant Allocation as defined below, as scheduled on the Loan Budget (the “Budget”) attached hereto as Exhibit “B”. Further, Borrower will be permitted to reallocate Budget line item costs between categories, provided that the amount remaining in any line item shall not be less than the expected cost thereof.

          D.          Pursuant to the terms of the Lease. Tenant through Tenant’s contractor is obligated to construct certain improvements on the Property, being the “Tenant’s Work” as defined in Section 6 of the Work Letter. Out of the $6,715,000.00 Note, the amount of $4,680,000.00 (the “Tenant Allocation”) is allocated to the Landlord’s Construction Cost Contribution (per Section 7.1 of the Work Letter) for the Tenant’s Work.

          E.          The Improvements are to be constructed in conformity with the architectural plans and specifications (the “Plans and Specifications”) prepared by or on behalf of Borrower and Tenant.

          F.          The Improvements shall be completed by the ___18th__ day of May, 2013 (the “Completion Date”).

          G.          Borrower and Tenant may each engage one or more general contractors (collectively any and all such general contractors, subcontractors, materialmen, artisans, laborers and suppliers are referred to herein collectively as the “Contractor”, with all contracts and agreements with any Contractor being collectively the “Contract”). Borrower, Tenant and their respective Contractor may have entered into an additional agreement and/or may have agreed on plans and/or specifications (which collectively are referred to herein as the “Construction Agreement”) for the construction of the Improvements.

          H.          Borrower has executed a Promissory Note (the “Note”) to Lender to finance the cost of construction of the Improvements, and Lender, subject to the conditions hereinafter contained, has agreed to make the loan evidenced by the Note. Borrower has executed a Deed of Trust, Security Agreement and Financing Statement (the “Mortgage”) creating certain liens and security interests (the “Liens”) in order to secure the Note and the indebtedness described in the Mortgage and in this Agreement.

A G R E E M E N T S:

           NOW, THEREFORE, in consideration of the premises herein contained and for Ten and No/100 ($10.00) Dollars and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned agree as follows:

          1.          The Loan. Lender shall make a loan (the “Loan”) to Borrower in the principal amount of SIX MILLION SEVEN HUNDRED FIFTEEN THOUSAND AND NO/100 ($6,715,000.00) DOLLARS to pay for the costs of labor performed and materials furnished (collectively called the “Work”, including the Landlord’s Work and the Tenant’s Work) pursuant to the Lease, to be advanced by Lender as provided below. Borrower agrees that Borrower will fully perform Borrower’s covenants and obligations under the Contract and the Construction Agreement executed by Borrower with respect to Landlord’s Work. Borrower will enforce the performance by Tenant under the Lease, including Tenant’s covenants and obligations under the Work Letter with respect to Tenant’s Work. Borrower agrees that the Improvements will be completed by the Completion Date.

          2.          Warranties. Borrower warrants and represents that as of the date hereof, no Work of any kind has been performed upon the Property, no material or equipment has been delivered upon the Property, and no construction contract has been executed by Borrower for any work or materials in connection with any of the Improvements contemplated to be constructed on the Property. Furthermore, Borrower confirms, ratifies and reiterates each and every warranty and representation contained in the Mortgage and each instrument executed by Borrower in connection with the Loan.

          3.          Loan Advances; Retainage. The proceeds of the Loan relating to the Work shall be advanced from time to time (at such intervals as Lender shall determine) in installments, in amounts and after Borrower has requested Lender, as provided in this Agreement, to pay for Work which has been performed and completed under the Contract and after Lender is satisfied that the Work, or such portion of the Work satisfactory to Lender, has been completed in accordance with the Plans and Specifications and the terms and provisions of this Agreement, the Contract and the Construction Agreement and such work has been approved by Lender’s third party inspector (such as AECC). In no event shall the total advances exceed the amount of the Note, unless otherwise agreed to in writing by both of the undersigned or contemplated in this Agreement. The Lender shall not have an obligation to make any advance under the Note if there is a default under the Note, the Contract, this Agreement, the Construction Agreement or any other instrument executed in connection with the Loan.

          The amount of each advance shall be the amount approved by Lender, in its sole discretion, less ten percent (10%) (the “Retainage”) unless such Retainage is waived by Borrower and Lender. To the extent Retainage may be waived, Borrower acknowledges that Borrower may be additionally and personally liable to Contractors, including subcontractors or material suppliers and other lien claimants, for such amount under applicable law, but Lender shall have no liability therefor. Borrower understands that such liability would be in addition to all amounts Borrower will have paid Contractor, and in some instances could make Borrower pay more than 100% of the Contract Price.

          Within ten (10) days following Lender’s written demand to Borrower, Borrower shall deposit with Lender such sums (the “Borrower’s Deposit”) as Lender may deem necessary in addition to the Loan for the completion and payment of all costs in connection with the construction of the Improvements and for the performance of any obligation of Borrower to Lender. Borrower agrees that such Borrower’s Deposit will be advanced by Lender for the Work prior to Lender’s advancing additional funds out of the Loan.

          4.          Conditions for Initial Advance. In addition to the requirements contained in other Sections of this Agreement, prior to or at the time of the initial advance on the Loan (including the purchase money portion of the Loan), Lender shall be in receipt of the following, all in form and substance satisfactory to Lender:

(a)	The Note and the recorded Mortgage.

(b)	This Agreement.

(c)	A Loan Policy of Title Insurance, insuring that the lien created by the Mortgage constitutes a valid first lien on the Property.

(d)

Insurance policies for (i) public liability insurance and workmen’s compensation insurance for Borrowers and Contractor; (ii) hazard insurance (builder’s risk) providing all risk coverage on the Property and Improvements, including materials stored on the Property or elsewhere and including all perils of collapse; (iii) flood insurance, if applicable; and

(iv) fire and extended coverage insurance, all policies with standard mortgagee clauses attached in favor of Lender.

(e)	A survey of the Property.

(f)

A copy of the executed Construction Agreement, including the Plans and Specifications, a copy of the building permit and the approval (if required) of any deed restriction or architectural control committee having the right to review and approve the plans.

(g)	Proof satisfactory to Lender that Borrower has paid third party Contractor(s) the first $0.00 of the cost of the Work.

(h)	Such other documents as Lender may reasonably require in connection with the Loan.

Notwithstanding the foregoing to the contrary, upon the closing of the Loan (i.e., Lender receipt and approval of items a, b and c above), Lender shall advance to Borrower the amount of Borrower’s closing costs, one half (1/2) of the commission and soft costs as per the Budget which Borrower has provided to Lender. Following that, the next series of advances on the Loan shall be with respect to the Landlord’s Work as provided in this Agreement. Following substantial completion of Landlord’s Work, then the next series of advances shall be with respect to the Tenant’s Work as provided in this Agreement.

          5.          Application for Advances. An application for each advance, in form approved by Lender, shall be filed a reasonable time before the date upon which an advance is desired, certified to by: (i) Borrower’s architect, engineer or inspector, if any, as approved by Lender; (ii) such inspector or engineer as required by Lender, in its discretion; (iii) Borrower; and (iv) with respect to any of Tenant’s Work, approved by Tenant in accordance with the Work Letter. Such application shall contain such information as Lender may reasonably request, including proof of payment to Contractor, including all contractors, subcontractors, materialmen, laborers, vendors, suppliers and all others providing labor and materials for the Improvements (in the case of subcontractors, with respect to amounts greater than $10,000.00). With respect to lien waivers from Contractor, the same may be conditional based on payment of current amounts due, and with respect to any final lien waiver shall be submitted to Lender within ten (10) days following advancement therefor. Following any event of default by Borrower and/or with the prior consent of Borrower, amounts advanced under the Loan on behalf of Borrower may be delivered directly to any Contractor, or in Lender’s discretion may be funded by a check issued jointly to Borrower and any such Contractor. Lender shall have the right to enter the Property and to inspect the Work at any time. Additionally, Lender shall have the right to inspect all books and records of Borrower relating to the Property and the Improvements. Lender shall have the absolute right to communicate directly with any contractors, workmen, artisans, materialmen, suppliers or subcontractors. Lender shall not be obligated to advance for any Work not approved by Lender. Lender may, but is not obligated to, exercise any of the rights of Borrower or Architect (as defined in the Construction Agreement) in deciding to reduce or withhold all or any part of any requested advance or payment.

          6.          Change Orders. No amendment, modification and/or change order (a “Change Order”) to the Contract, the Plans and Specifications and/or the Construction Agreement, shall be effective unless the same is in writing and signed by all parties to such respective instrument. Furthermore, Lender shall have the right to review and approve all Change Orders (i) in excess of $100,000, or (H) which cumulatively affect the contract price by more than 5% of the contract price, or (iii) which extend the contract time by 30 or more calendar days, or (iv) which make any material change in the Plans and Specifications, as a condition precedent to said Change Orders becoming effective. Notwithstanding any provision in this Agreement to the contrary, Lender may, in Lender’s reasonable discretion (but without any obligation of Lender to do so), choose to advance additional sums under this Agreement for some or all of any Change Orders, or for any other purpose, even to the extent that the total amount advanced is in excess of the amount of the Note, which additional sums advanced shall be added to the principal amount due under the Note and shall bear interest and shall be due and payable as provided in the Note, or upon Lender’s request, Borrower shall execute such additional Promissory Note to Lender and/or such modification of Note as Lender shall request to evidence such indebtedness, bearing interest and being due and payable as Lender shall require, all of which shall be secured by the Liens, and Borrower shall execute such other and further instruments as Lender’s counsel shall require.

          7.          Commencement; Completion; Payment of Retainage. Within ten (10) days following the commencement of construction of the Improvements (which must be after the date of filing of the Deed of Trust), Borrower shall sign and file an Affidavit of Commencement in the form attached hereto as Attachment 1 and provide a copy of same to Lender. Any Retainage and/or “holdback” shall be payable upon the expiration of thirty (30) days after the later to occur of (i) the date of final completion of the Improvements, or (ii) the filing of a statutory Affidavit of Completion in the form attached hereto as Attachment 2 and notice thereof under Section 53.106 of the Texas Property Code; provided that the Improvements have been inspected and accepted by Lender and by any financing agency providing permanent financing of the Improvements. Additionally, the Improvements shall not be considered complete unless and until all the Work requiring inspection by any property owners association or similar entity, or by any municipal or other governmental authority having jurisdiction, has been duly inspected and approved by such entity or authority and all requisite certificates of occupancy and other approvals have been duly issued; and provided further, that Lender may withhold approval of final payment until after evidence satisfactory to Lender shall have been presented to Lender showing payment in full of all obligations incurred in connection with construction and completion of the Improvements.

          8.          Subrogation for Advances. Advances made by Lender pursuant to this Agreement for Work shall be in payment of such respective portion of the indebtedness from Borrower to each Contractor for such Work, and Lender shall be subrogated to any rights of each such respective Contractor with respect to such indebtedness, including any and all rights, security interests and liens of such respective Contractor, irrespective of whether such liens, security interests, charges or encumbrances are released of record.

          Borrower shall have no right of offset, counterclaim or defense against Lender for payment of any indebtedness owing under any Contract which Lender has advanced under the Loan because of any claim Borrower may have against any such Contractor. The obligations arising under any Contract and/or the Construction Agreement between any Contractor and

Borrower are separate and independent of any obligations arising hereunder among Borrower and Lender.

          If any portion of the indebtedness owing under any Contract or under any document executed in connection with the Loan cannot lawfully be secured by the Liens granted therein, any payment made on such indebtedness shall be applied first to the discharge of such unsecured portion of the indebtedness.

          9.          No Liability of Lender. Lender has no liability, obligation or responsibility whatsoever with respect to the Work related to the construction of the Improvements except to advance the proceeds of the Loan as herein agreed. Lender has no liability if the amount of the Loan is insufficient to complete the Improvements. Lender is not obligated to inspect the Improvements or the construction thereof nor is Lender liable for the performance or default of any Contractor, including any contractor, subcontractor, materialman, supplier, artisan or laborer, or for any failure to construct, complete, protect or insure the Improvements, or for the payment of any cost or expense incurred in connection therewith, or for the performance or nonperformance of any obligation of Borrower to such parties; and nothing, including without limitation, any disbursement hereunder or the deposit or acceptance of any document or instrument, shall be construed as a representation or warranty, express or implied, on Lender’s part. No party, including Borrower, any Contractor and/or any third party, shall have the right to assert any claim against Lender as a result of Lender’s inspections, failure to inspect, advances or otherwise. No third party shall be entitled to be a beneficiary of this Agreement. Borrower shall be responsible for inspecting the Improvements during construction and for determining that the Improvements are in accordance with the Contract, the Plans and Specifications and the Construction Agreement, and shall promptly notify Lender in writing of any defects discovered by Borrower.

          10.         Borrower’s Additional Agreements. Borrower hereby agree as follows:

(a)      Borrower agrees to save and hold Lender harmless from any and all claims of Contractor, including any and all subcontractors, materialmen or laborers for work performed, labor or supplies provided or for the construction of the Work.

(b)      All amounts advanced by Lender in connection with the Work are stipulated as “Trust Funds” for the benefit of those providing labor and materials until all such labor and materials have been paid in full. Borrower shall fully and promptly pay all Trust Funds promptly to the party entitled to payment thereof. In the event Borrower should default in the payment of such Trust Funds (any amounts owing as a result of such default being “Unpaid Bills”), then Lender may elect to declare the Loan in default, or Lender may choose to allow further construction of the Improvements (but without waiving such default or the right to later declare any then uncured failure to pay Trust Funds as a default under this Agreement), in which case the following shall apply:

1)	Borrower shall continue to be fully responsible for all obligations under the Agreement, the Contract, the Construction Agreement and all other instruments executed in connection with the Loan and in connection with the Contract.

2)

Advances may be made by Lender directly to any Contractor for completed Work or for completion of the Work. Lender may choose not to pay to or advance any further proceeds of the Loan directly to Borrower until all Unpaid Bills have been paid and satisfied in full.

3)	Upon completion of the Work, any unadvanced portion of the Loan may be advanced by Lender to pay any then Unpaid Bills.

4)

Lender is not waiving its right to declare this Agreement to be in default as a result of a default as described above. In the event Lender shall receive any lien claim or notice from any Contractor with respect to Unpaid Bills, Lender shall have the right to exercise all rights under the Note and this Agreement, including the termination by Lender of Lender’s obligation to make further advances under the Loan, however any such termination shall not effect or diminish Lender’s lien with respect to the Property for all amounts advanced by Lender pursuant to the Contract and/or this Agreement.

          11.          Assignment. Borrower hereby assigns to Lender any and all contracts, agreements and warranties with any Contractor of said party, and all professional agreements, including those with architects, engineers and surveyors, and all plans and specifications relating to the Improvements.

          12.          Conformance with Contract and Laws. Borrower hereby warrants to Lender that the Improvements, when complete, and all work in progress, will be in strict conformance with the Plans and Specifications, the Contract and the Construction Agreement and all applicable codes, ordinances, regulations, laws, covenants and restrictions which may affect the Property or the Improvements. This warranty to Lender shall survive termination, and shall remain in existence until all indebtedness to Lender shall have been fully and finally paid in full, and until all liens assigned to Lender have been fully and finally released by Lender, notwithstanding the provisions of §16.009 of the Texas Civil Practices and Remedies Code. This warranty is assignable by Lender.

          13.          Survey. Upon request, the Borrower shall furnish to Lender, promptly after the foundation for the Improvements has been poured, a survey by a surveyor, licensed as such in the State of Texas and acceptable to Lender, of the Property showing, in addition to the usual and customary information disclosed by a proper survey, the location of said foundation, duly certified by such surveyor as an accurate survey. Such survey must reflect that none of said Work encroaches upon a street or any adjoining property and that no adjoining structure encroaches upon said Property, and said survey must not disclose any violation of building setback lines or building restrictions or any other title defect or encumbrance. A final survey covering the matters set forth above shall be of said Work in accordance with the Plans and Specifications therefor. Lender may also require Borrower to furnish an “as built” set of plans and/or specifications.

          14.          Lender’s Right to Complete. Subject to the force majeure provision in the next paragraph, if Borrower at any time prior to the completion of the Improvements abandons the same, ceases work thereon for a period of more than twenty (20) days, fails to complete the erection of the Improvements strictly in accordance with the Plans and Specifications, except as to changes approved by Lender, makes material changes in the Plans and Specifications without first securing written approval of the Lender in accordance with Section 6 of this Agreement, fails to enforce any default by Tenant under the Lease, or otherwise fails to comply with the terms of this Agreement or the Mortgage, any such failure shall be a default hereunder and Lender shall have the right, but not the obligation, to complete the Improvements and the Liens granted under the Mortgage shall secure all amounts incurred by Lender in connection with such completion. Such amounts, together with an overhead and oversight fee of fifteen percent (15%) thereof, shall be due and owing from Borrower to Lender and (together with other amounts owing to Lender under the Loan and this Agreement) shall be fully secured by the Liens. In the event of Borrower’s default, Lender may terminate this Agreement, and/or the Lender, at its option, at any time thereafter, may enter into possession of the Property and perform any and all work and labor necessary to complete the Improvements; all sums so expended by the Lender, together with an overhead and oversight fee of fifteen percent (15%) thereof, shall be deemed advanced to Borrower and secured by the Mortgage.

          Force Majeure. Regarding the dates for completion of the Improvements and/or the cessation of work for more than twenty (20) days as provided above in this Agreement, if such date is prevented or delayed by reason of any act of Nature (including, but not limited to lightning, storm, flood, hurricane), strike, fire, explosion, lockout, labor trouble, acts of war or terrorism or inability to secure materials, or any other cause (except financial inability) not the fault of the party required to perform the act, and provided that such delay qualifies as a force majeure event under the Lease with Tenant’s and Borrower’s written acknowledgment thereof, Lender will not unreasonably withhold its consent to Borrower’s request to extend the time for performance of the act for a period equivalent to the number of days of delay and performance of the act during the period of delay will be excused. However with respect to the date of completion of the Improvements, such time of extension must be incorporated into a written Modification Agreement executed by Borrower and Lender. Nothing in this paragraph shall excuse the prompt payment of interest, principal or any other amount required to be paid by Borrower to Lender under the Note or Loan documents.

          If Lender takes possession of the Property, it may take any and all actions necessary in Lender’s judgment to complete construction of the Improvements, including but not limited to making changes in the Plans and Specifications (subject to the provisions of the Lease), work, or materials and entering into, modifying or terminating any contractual arrangements, subject to Lender’s right at any time to discontinue any work without liability. If Lender elects to complete the Improvements, it will not assume any liability to Borrower, Tenant or to any other person for completing the Improvements or for the manner or quality of construction of the Improvements, and Borrower expressly waives any such liability. Borrower irrevocably appoints Lender as Borrower’s attorney-in-fact, with full power of substitution, to complete the Improvements, at Lender’s option, either in Borrower’s name or in Lender’s name. Lender shall have the right, in its sole discretion, to: (a) use any funds of the Borrower, including any balance which may be held in escrow and any funds which may remain unadvanced under this Agreement for the purpose of completing the Improvements, (b) employ such contractors, subcontractors, and agents, architects and inspectors as shall be required for said purposes, (c) employ watchmen to protect the Property from injury, (d) pay, settle or compromise all existing bills and claims which may be liens or claims against the Improvements, or as may be necessary or desirable for the completion of the Improvements, or for clearance of title, (e) execute all applications and certificates in the name of the Borrower which may be required by any of the contract documents relating to the Property and/or the Improvements, and (f) to do any and every act which the Borrower might do in its own behalf with respect to the Property and the Improvements It is further understood and agreed that this power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked. The above mentioned attorney-in-fact shall also have the power to prosecute and defend all actions or proceedings in connection with the construction of the Improvements or the Property and to take such action and require such performance as such attorney-in-fact deems necessary.

          In any event, all sums expended by Lender in completing the construction of the Improvements will be considered to have been disbursed to Borrower and will be secured by the collateral for the Loan. Any such sums that cause the principal amount of the Loan to exceed the face amount of the Note will be considered to be an additional Loan to Borrower, bearing interest as provided in the Note, and being secured by Lender’s Liens on the Property and by all collateral for the Loan.

          For these purposes, Borrower assigns to Lender all of its right, title and interest in and to the following documents (the “Project Documents”): All Plans and Specifications, all studies, data and drawings relating to the Property and the Improvements, whether prepared by or for Borrower, all permits, all construction contracts, all engineering and architectural contracts, and all other contracts and agreements relating to the Property or to the construction of the Improvements. However Lender will not have any obligation under the Project Documents unless Lender expressly hereafter agrees to assume such obligations in writing. Lender will have the right to exercise any rights of Borrower under the Project Documents upon the occurrence of a default by Borrower. Except as may be prohibited by applicable law, all of Lender’s rights and remedies, whether evidenced by this Agreement or by any other writing, shall be cumulative and may be exercised singularly or concurrently.

          15.          Borrower and Tenant Obligated to Their Contractor(s). Borrower and Tenant shall be obligated to their respective Contractor(s) under any Contract and under any Construction Agreement with Borrower or Tenant respectively. Lender shall not be responsible to Contractor for the payment or performance of any obligation of Borrower or Tenant under any such Contract or Construction Agreement.

          16.          Affidavits of Commencement/Completion. Upon the request of Lender, or at Borrower’s election, the Borrower shall execute and file an Affidavit of Commencement as provided in Section 53.124 of the Texas Property Code. Upon the request of Lender, Borrower shall execute and file an Affidavit of Completion, and send such notices as provided in Section 53.106 of the Texas Property Code.

          17.          Expenses. Borrower shall pay for all expenses incurred in connection with the transactions described herein, including costs for the issuance of any casualty, liability, and/or title insurance binders or policies, recording fees, survey fees, appraisal charges, engineering fees, inspection fees, expenses of Lender’s counsel, loan fees, and any other costs and expenses arising pursuant to this Agreement and/or the Loan. Lender shall have the right to pay any of such expenses not paid by Borrower as an advance on the Loan and add the same to the Note. Such inspection fees shall include, without limitation, the cost of professional third party inspection company such as AECC.

          18.          Assignment Prohibited. Except as provided in this Agreement, Borrower shall not have the right to assign this Agreement, or any of its rights, obligations or benefits, without first receiving the prior written consent of Lender. Subject to the foregoing, the provisions of this Agreement, the Contract, the Construction Agreement and all other instruments executed in connection with the Loan and the Property, shall be binding upon the successors, legal representatives, heirs and assigns of Borrower, and the benefits shall extend to the successors and assigns of Lender.

          19.          Events of Default. Any of the following shall, if determined by Lender (in its sole discretion) to have occurred or be occurring, constitute an Event of Default:

(a)          Any representation or warranty of Borrower in this Agreement, or in the Mortgage, Lease or any other instrument executed in connection with the Loan, is or becomes untrue in any material respect, in whole or in part; or

(b)          Borrower breaches any agreement or obligation contained in this Agreement, the Note and/or the Mortgage, or in the any Contract or Construction Agreement executed by Borrower, or in any other instrument executed in connection with the Loan, or if there is any default by Tenant under the Lease which continues beyond any applicable cure period provided in the Lease; or

(c) Any sum of money which is due under the Note, this Agreement, the Mortgage or the Construction Agreement is not paid by the responsible party when due; or

(d)          Borrower or Tenant is or becomes insolvent or is adjudicated a bankrupt, or is the subject of a proceeding for debtor relief, or a receiver is appointed for Borrower or Tenant, or if Lender determines that Borrower or Tenant is financially unable to complete such parties obligations with respect to this Agreement, the Note and/or the Mortgage, or pursuant to any Contract or Construction Agreement; or

(e)          The Improvements or Property is damaged or destroyed, and any insurance proceeds are insufficient (in Lender’s determination) to repair and restore the same, or the Improvements cannot be completed by the Completion Date; or

(f) Borrower or Tenant abandons construction of the Improvements prior to completion, or if construction of the Improvements ceases for a period of twenty

(20) consecutive days or more, subject to Force Majeure as provided in Section 14 of this Agreement.

          20.          Default Remedies. If an Event of a Default shall occur or be continuing, Lender shall have the right (in addition to any other rights available to Lender under the Note, the Mortgage, or any other instrument), to refuse to make any further advance(s), and/or to declare the Note and the Mortgage in default and to exercise all rights and remedies of Lender under such instruments or any other instruments executed in connection with the Loan.

          21.          Construction Sign(s). Lender shall have the right at any time, at Lender’s election and at Lender’s expense, to provide, install and/or remove one or more temporary signs on the Property containing Lender’s name, logo, address, etc. which indicate that Lender is providing construction financing for the Improvements.

          22.          General. Time is of the essence hereof with respect to the dates, terms and provisions of this Agreement. This Agreement is performable at Lender’s office as stated in the Note. Under no circumstances shall Lender be in default of any obligation or covenant herein unless the party claiming such default shall notify Lender in writing by certified mail, return receipt requested, or by hand delivery, to the President of Lender, specifying such alleged default and specifying a period of time [no less than ten (10) business days] in which Lender may cure such alleged default, and provided Lender fails to cure or commence to cure such alleged default within such time period.

THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

This Agreement is executed as of the date first stated above.

LENDER:

PROSPERITY BANK

By:	/s/ Robert J. Dowdell

Name:	Robert J. Dowdell

Title:	Regional President

BORROWER:

AmREIT WOODLAKE POINTE I, LP, a Texas limited Partnership

By:	AmREIT Woodlake Pointe GP, LLC, a Texas limited liability company, its general partner

	By:	AmREIT Realty Investment Corporation, a Texas corporation, its Member

		By	: /s/ Chad C. Braun
Chad C. Braun, Vice President

Attachment 1

AFFIDAVIT OF COMMENCEMENT
OF CONSTRUCTION

THE STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

          The undersigned are the Owner and General Contractor with regard to the construction described below. This instrument is recorded in the records of Harris County, Texas, pursuant to Section 53.124 of the Texas Property Code, and provides notice to all concerned of the commencement of construction of improvements on the real property, as described below:

          1.          The Owner is AmREIT WOODLAKE POINTE I, LP, a Texas limited partnership, whose mailing address is 8 Greenway Plaza, Suite 1000, Houston, Texas 77046.

          2.    The Contractor is ___________________________, whose mailing address is _________________________________________________________________________________________________.

          3.          The Real Property is known as ______________________________________________ County, Texas _______________________, more fully described as follows:

A tract or parcel containing 3.7931 acres or 165,225 square feet of land, being out of Unrestricted Reserve “A” of Woodlake Pointe, a subdivision recorded under Film Code Number (F.C. No.) 631064, of the Harris County Map Records (H.C.M.R.), situated in Harris County, Texas, with said 3.7931 acre tract being more particularly described by metes and bounds attached as Exhibit “A”. With all bearings based on said subdivision plat.

4.	Work actually commenced on _____________________, 20______.

5.	The improvements commenced may generally be described as construction of improvements and related site work for the Owners.

          EXECUTED this the _________ day of________, 20____.

OWNER:	CONTRACTOR:

AmREIT WOODLAKE POINT I, a Texas limited
partnership				By:
Name:
By:	AmREIT Woodlake Pointe GP, LLC, a Texas			Title:
limited liability company, its general partner

	By:	AmREIT Realty Investment Corporation, a Texas corporation, its Member

By:
Chad C. Braun, Vice President

(NOTARY ACKNOWLEDGMENTS FOR AFFIDAVIT OF
COMMENCEMENT OF CONSTRUCTION)

THE STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

          BEFORE ME, the undersigned authority, on this day personally appeared CHAD C. BRAUN, the VICE PRESIDENT of AmREIT REALTY INVESTMENT CORPORATION, a Texas corporation, a Member of AmREIT WOODLAKE POINTE GP, LLC, a Texas limited liability company, the general partner of AmREIT WOODLAKE POINTE I, LP, a Texas limited partnership, known to me to be the persons whose names are subscribed to the foregoing instrument, and acknowledged to me that they executed the same for the purposes and consideration therein expressed.

          SWORN AND SUBSCRIBED TO BEFORE ME on this the _____ day of___________________ 20_____, to certify which witness my hand and seal of office.

Notary Public in and for
The State of Texas

THE STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

          BEFORE ME, the undersigned authority, on this day personally appeared _______________________________ the ___________________________________ of ________________________, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed and in the capacity stated.

          SWORN AND SUBSCRIBED TO BEFORE ME on this the _____ day of ___________________ 20_____, to certify which witness my hand and seal of office.

Notary Public in and for
The State of Texas

AFTER RECORDING RETURN TO:

PROSPERITY BANK
Attn: Loan Operations 202 W. Colorado
La Grange, Texas 78945

Attachment 2

AFFIDAVIT OF COMPLETION OF CONSTRUCTION

THE STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

          THE UNDERSIGNED are the owners with respect to the construction described below. This instrument is recorded in the records of Harris County, Texas, pursuant to Section 53.106 of the Texas Property Code, and provides notice to all concerned of the completion of construction of improvements on the real property as described below:

1.	The Owner is AmREIT WOODLAKE POINTE I, LP, a Texas limited partnership, whose mailing address is 8 Greenway Plaza, Suite 1000, Houston, Texas 77046.

2.	The Contractor is _________________________, whose mailing address is ___________________________________________________________________.

3.	The Real Property is known as _____________________, _____________ County, Texas ________________________, more fully described as follows:

A tract or parcel containing 3.7931 acres or 165,225 square feet of land, being out of Unrestricted Reserve “A” of Woodlake Pointe, a subdivision recorded under Film Code Number (F.C. No.) 631064, of the Harris County Map Records (H.C.M.R.), situated in Harris County, Texas, with said 3.7931 acre tract being more particularly described by metes and bounds attached as Exhibit “A”. With all bearings based on said subdivision plat.

4.	The improvements furnished under the original contract may generally be described as construction of improvements and related site work for the Owners.

5.	The improvements described above have been completed and the date of completion was ______________, 20______.

ALL CLAIMANTS ARE HEREBY NOTIFIED THAT YOU MAY NOT HAVE A LIEN ON RETAINED FUNDS UNLESS YOU FILE AN AFFIDAVIT CLAIMING THE LIEN NOT LATER THAN THE 30TH DAY AFTER THE DATE OF COMPLETION.

OWNER:

AmREIT WOODLAKE POINTE I, LP, a Texas limited Partnership

By:	AmREIT Woodlake Pointe GP, LLC, a Texas limited liability company, its general partner

	By:	AmREIT Realty Investment Corporation, a Texas corporation, its Member

By:
Chad C. Braun, Vice President

(NOTARY ACKNOWLEDGMENT FOR AFFIDAVIT
OF COMPLETION OF CONSTRUCTION)

THE STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

          BEFORE ME, the undersigned authority, on this day personally appeared CHAD C. BRAUN, the VICE PRESIDENT of AmREIT REALTY INVESTMENT CORPORATION, a Texas corporation, a Member of AmREIT WOODLAKE POINTE GP, LLC, a Texas limited liability company, the general partner of AmREIT WOODLAKE POINTE I, LP, a Texas limited partnership, known to me to be the persons whose names are subscribed to the foregoing instrument, and acknowledged to me that they executed the same for the purposes and consideration therein expressed.

          SWORN AND SUBSCRIBED TO BEFORE ME on this the _____________ day of __________________, 20______ to certify which witness my hand and seal of office.

Notary Public in and for The State of Texas

AFTER RECORDING RETURN TO:

PROSPERITY BANK
Attn: Loan Operations
202 W. Colorado
La Grange, Texas 78945

Attachment 3
Work Letter to Lease

EXHIBIT C

WORK LETTER

THIS WORK LETTER (“Work Letter”) is part of that certain Retail Lease dated May ______, 2011 (the “Effective Date”) by and between AMREIT WESTHEIMER GESSNER, LP, a Texas limited partnership, as Landlord, and L.A. FITNESS INTERNATIONAL, LLC, a California limited liability company, as Tenant (the “Lease”).

1.         Force and Effect. The provisions of this Work Letter ate hereby incorporated into the Lease and shall have the same force and effect as if this Work Letter were a numbered article of the Lease.

2.         Defined Terms. All capitalized terms not defined herein but defined in the Lease shall have the same meaning as set forth in the Lease, except as otherwise specifically stated herein.

3.         Design and Construction Consultants.

3.1.         Tenant’s Architect. Heights Venture Architects, RKAA, Schroeder-Slater Architecture, Architects Forum or such other Texas licensed architect as Tenant may select with written notice to Landlord, shall act as Tenant’s architect (“Tenant’s Architect”) for “Tenant’s Work” (as defined in Section 6 below).

3.2          Landlord’s Civil Engineer. Ryan Getz of Ward, Getz & Associates, LLP (with an address of 2500 Tanglewilde, Suite 301, Houston, Texas 77063 and telephone number of 713.789.1900) or such other Texas licensed civil engineering company as Landlord may identify with written notice to Tenant, shall act as Landlord’s civil engineer with respect to the Premises (“Landlord’s Engineer”),

3.3          Tenant’s Project Manager. Jon Zaich at 2600 Michelson Drive, Suite 300, Irvine, CA 92612, tel.: (949) 255-7440, fax: (949) 660-4928, email: jonz@lafitness.com, shall act as Tenant’s project manager (“Tenant’s Project Manager”) with respect to the completion of Tenant’s Work.

3.4          Landlord’s Project Manager. Ron Lindsey and/or Jason Lax (with an address of 8 Greenway Plaza, Suite 1000, Houston, Texas 77046 and telephone number of 713¬850--1400) shall act as Landlord’s project manager (“Landlord’s Project Manager”) with respect to the completion of Landlord’s Work (as defined in Section 4.1 below).

3.5          Communications. All communications with respect to the matters covered by this Work Letter are to be made to Tenant’s Project Manager or Landlord’s Project Manager, as the case may be, in writing. Either party may change its representative under this Work Letter at any time by written notice to the other party in compliance with the notice provisions of the Lease.

4.	Landlord’s Work.

4.1          Definition. The term “Landlord’s Work” shall mean (i) painting of the east and north walls of the Other Building (as defined in the Lease), (ii) repairing and striping the parking area within Tenant’s Area of Control (and the Land to the extent any existing pavement in the parking area within the Land remains) and (iii) the construction of the on-site and off-site work set forth) on Addendum 1 and Addendum 2 hereto and as set forth in the Site Work Plans (as defined in Section 4.6 below).

4.2          Delivery of Conceptual Engineering Package. Within thirty (30) days after the Effective Date, at its sole cost and expense, Landlord shall prepare and deliver to Tenant the Conceptual Engineering Package (as defined in Section 4.3 below).

4.3          Conceptual Engineering Package. The term “Conceptual Engineering Package”, as used herein, shall mean the following documents related to the Land and Tenant’s Area of Control (herein “Phase I of the Project”): (a) an ALTA, boundary and topographical survey, (b) a site plan prepared by a licensed civil engineer (“Site Plan”), (c) a preliminary grading and drainage plan, (d) a preliminary utility plan for both “wet” and “dry” utilities, including power, gas, telephone, water and sewer, (e) a signage plan including design and location of any free-standing signs, (f) a geotechnical report on the soils within Phase I of the Project prepared by a licensed soils engineer, (g) a Phase I environmental assessment prepared by a licensed environmental engineer, together with a certification from such engineer that Tenant may rely on the information contained in such assessment, and any other environmental reports or studies, (h) a preliminary title report dated no more than sixty (60) days prior to the Effective Date, together with copies of all documents representing exceptions to title and a color-coded plan plotting the easements, rights of way and other third-party rights affecting title, (i) to the extent reasonably available, “will serve letters” from all providers of utilities shown on the utility plan, (j) a water flow (fire flow) test, (k) a preliminary parking and landscaping plan, and (I) Landlord’s recap of Site Plan entitlement progress including related agency correspondence and documentation. The Conceptual Engineering Package shall be prepared based on the Utility Work and the Site Work obligations of Landlord (each as defined in Section 4.6 below). Within thirty (30) days of the date Tenant approves the Conceptual Engineering Package, Landlord shall deliver to Tenant a preliminary site lighting plan for Phase I of the Project with photometrics.

4.4          Approval of Conceptual Engineering Package. Within thirty (30) days after receipt of the complete Conceptual Engineering’ Package, Tenant shall either approve or reasonably disapprove of same in writing. If Tenant. reasonably disapproves any aspect of the Conceptual Engineering Package, Tenant shall notify Landlord in writing of any changes reasonably required by Tenant, and, within fifteen (15) days thereafter, Landlord shall incorporate any such changes (to the extent reasonably acceptable to Landlord) into the Conceptual Engineering Package and redeliver the Conceptual Engineering Package, as revised, to Tenant for approval. Within ten (10) days after receiving the revised Conceptual Engineering Package, Tenant shall notify Landlord of Tenant’s approval or reasonable disapproval thereof in writing. If Tenant again disapproves such revised

Conceptual Engineering Package in writing and Landlord does not revise and redeliver the Conceptual Engineering Package to Tenant with changes acceptable to Tenant in Tenant’s reasonable judgment within ten (10) days of Tenant’s written submission of all requested changes to Landlord, then, on ten (10) days’ written notice to the other party, either party shall have the right to terminate the Lease, following which neither party shall have any further liability to the other (except as otherwise provided in the Lease or this Work Letter). Landlord may cancel Tenant’s termination notice if, prior to the expiration of the ten (10) day notice period, Landlord redelivers the Conceptual Engineering Package to Tenant incorporating all of Tenant’s reasonably requested changes. Tenant or Landlord, as the case may be, may cancel the other’s termination notice if, prior to the expiration of the ten (10) day notice period, Tenant or Landlord, as the case may be, delivers written notice to the other that it accepts the Conceptual Engineering Package as last submitted.

4.5          Site Plan Submittal Package and Governmental Approvals. Within fifteen (15) days following Tenant’s approval of the Conceptual Engineering Package, Landlord shall prepare and submit all applications and submittals (collectively, the “Site Plan Submittal Package”) to the Governmental Authorities having jurisdiction over the design and construction of Landlord’s Work necessary to obtain the Required Project Entitlements and all other governmental permits and approvals for the construction of Landlord’s Work (collectively, the “Approvals”). The Site Plan Submittal Package shall be prepared in a manner consistent with the Conceptual Engineering Package and, together with the proposed applications, drawings, plans and fee schedule, shall be submitted to Tenant’s Architect for approval or disapproval prior to actual submittal to the applicable Governmental Authorities. Landlord shall provide Tenant with a prompt written notice of the issuance of the Approvals.

4.6          Site Work Plans. Within thirty (30) days following issuance of the Approvals, Landlord shall prepare and deliver final site work plans and specifications (“Site Work Plans”) to Tenant for Tenant’s approval (not to be unreasonably withheld, conditioned or delayed). The Site Work Plans shall include, without limitation, the Phase I of the Project utility work set forth on Addendum l (the “Utility Work”) and the site work set forth on Addendum 2 (the “Site Work”). Within ten (10) days after receipt of the Site Work Plans, Tenant shall either approve or reasonably disapprove the same in writing. If Tenant reasonably disapproves any aspect of the Site Work Plans, Tenant shall notify Landlord of any changes reasonably required by Tenant in writing, and Landlord shall promptly incorporate any such changes into the Site Work Plans and redeliver them, as revised, to Tenant, for Tenant’s written approval or disapproval, Any elements of the Site Work Plans that conflict with the approved Site Plan Submittal. Package are hereby deemed to be disapproved. Unless Landlord is otherwise notified in writing by Tenant, Landlord shall be obligated to correct any elements of the Site Work Plans which conflict with the approved Site Plan Submittal Package. Once approved by Tenant, no material changes to the approved Site Work Plans shall be made without Tenant’s prior written approval. So long as Landlord has provided Tenant with a reminder notice ten (10) clays prior to the expiration of the thirty (30) day period referenced in this Section, or three (3)

days prior to the expiration of the ten (10) day period referenced in this Section, as the case may be, if Tenant fails to notify Landlord in writing of any objections to the Site Work Plans within thirty (30) days of its receipt of the Site Work Plans, or within ten (10) days after receipt its receipt of the revised Site Work Plans, as the case may be, then Tenant shall be deemed to have approved the Site Work Plans/revised Site Work Plans.

4.7          Construction Commencement. Subject to Force Majeure Events not to exceed thirty (30) days and delays solely caused by Tenant, Landlord shall commence construction of Landlord’s Work (“Landlord’s Commencement”) within ten (10) days of the later to occur of the date that (i) Landlord obtains the Approvals, (ii) Tenant approves the Site Work Plans in writing pursuant to Section 4.6 above and (iii) Tenant obtains the Building Permit and provides Landlord with a copy of same.

4.8          Landlord’s Cost. Landlord shall be responsible for all costs, expenses and delays associated with Landlord’s Work including change order requests to the extent that they are (i) initiated by Landlord, (ii) mandated by applicable Governmental Authorities, (iii) required to bring the Conceptual Engineering Package and/or the Site Work Plans into conformance with one another, with applicable governmental requirements, the Utility Work and/or the Site Work, or (iv) required to correct deficiencies or inaccuracies within such plans.

4.9          Project Managers’ Review. Tenant’s Project Manager and Landlord’s Project Manager shall determine on behalf of both Tenant and Landlord that each is meeting its construction obligations hereunder. Both Tenant’s Project Manager and Landlord’s Project Manager shall be given access to the Project at all times and shall be provided by each other with all project schedules, copies of all field inspections and copies of any correspondence from any Governmental Authorities having jurisdiction over the design and/or construction process.

4.10        Completion of Tenant’s Building Pad and Critical Site Work. Landlord shall complete the preparation of the Building Pad as well as all portions of Landlord’s Work which may be required for Tenant to commence its uninterrupted construction of Tenant’s Work (the “Critical Site Work”) in accordance with the approved Site Work Plans. Critical Site Work is defined as performance and/or completion of Landlord’s Work outlined in Addendum 1 and Sections 2, 3 and 8 of Addendum 2, as well as fire protection and any other temporary utilities as may be required by the Governmental Authorities, and all-weather access to and around the Building Pad in accordance with the approved Site Work Plans. Subject to Force Majeure Events and delays solely caused by Tenant, Landlord shall satisfy Delivery on or before the date that is thirty (30) days after the Landlord’s Commencement set forth in Section 4.7 above (the “Completion Date”).

4.11        Delay in delivery of the Building Pad. Subject to Force Majeure Events and delays solely caused by Tenant, if Landlord fails to accomplish Delivery on or before the Completion Dale, Landlord shall pay Tenant, within ten (10) days of Tenant’s written demand therefor, liquidated damages of One Thousand and 00/100 Dollars ($1,000.00). If Landlord fails to satisfy Delivery on or before the Outside Turnover Date specified in

Section 1.6 of the Lease, then Tenant may, at its sole option and discretion, terminate the Lease pursuant to Article XXIV of the Lease or waive the contingency and continue to accrue the foregoing per diem liquidated damages. Landlord and Tenant agree that, based on the existing circumstances as of the date hereof, the actual damages that will be suffered by Tenant as a result of Landlord’s failure to satisfy Delivery as required hereunder are extremely difficult to determine and that the liquidated damages provided hereunder are reasonable under the circumstances; provided, however, the foregoing shall not diminish or restrict Tenant’s self-help remedy under Section 9.2 of this Work Letter.

4.12          Completion of Utility Work. Landlord shall complete, within sixty (60) days following the date Tenant commences its construction pursuant to Section 6.3 below, the construction and installation of all permanent utilities set forth in Addendum 1 hereto at point of connection locations shown on Tenant’s Plans and Specifications (as defined in Section 6.2 below), Tenant will, at no third-party out-of-pocket cost to Tenant, reasonably cooperate with Landlord in connection with the foregoing utility work obligation of Landlord.

4.13          Scheduling for Tenant’s Opening. Tenant shall give Landlord not less than sixty (60) days prior written notice of the estimated date of Tenant’s intended opening date for its health and fitness facility. Landlord shall cause all of Landlord’s Work additional to the Critical Site Work (the “Non-Critical Site Work”) to be substantially complete, including, but not limited to, the parking lot paving and striping, construction of any required pylon or monument sign structure (as described in Section 21.1 of the Lease) and all other work required for Tenant to obtain a certificate of occupancy or equivalent for Tenant’s Work, not later than thirty (30) days prior to Tenant’s scheduled opening date.

4.14          Completion of Landlord’s Work. Landlord’s Work shall not be deemed “completed” until such time that Tenant has received a certificate from Landlord’s Engineer certifying that Landlord’s Work has been fully completed in accordance with the Site Work Plans and evidence of approval from the Governmental Authority having jurisdiction over Landlord’s Work in the form and to the extent same is issued by such Governmental Authority in the ordinary course of business. Within twenty (20) days following Tenant’s receipt of such certification, Tenant shall provide Landlord with a written punchlist setting forth the incomplete and defective items of Landlord’s Work which require additional work by Landlord (the “Site Work Punchlist”). Landlord shall fully perform or cause to be fully performed all items of work disclosed in the Site Work Punchlist that Landlord should have performed pursuant to the terms of this Work Letter, within thirty (30) days following Landlord’s receipt of the Site Work Punchlist. Should Landlord fail or refuse to perform the work itemized in the Site Work Punchlist, Tenant may, after providing written notice to Landlord, perform the work. at the cost of Landlord, whereupon Landlord shall reimburse Tenant for the actual itemized third-party out-of-pocket costs of performing such work plus interest thereon at the Interest Rate within ten (10) clays following Landlord’s receipt of Tenant’s or Tenant’s Architect’s itemized invoice for same. Should Landlord fail to so reimburse Tenant, then such amounts shall be offset against Minimum Rent and other sums first coming due under the Lease.

5.	Intentionally omitted.

6.	Tenant’s Work.

6.1 Definition. The term “Tenant’s Work” shall mean the construction of the Building pursuant to Tenant’s Plans and Specifications.

6.2           Tenant’s Plans and Specifications. Subject to Landlord Delays, within ninety (90) days following the later to occur of the date (i) all contingencies in Article XXIV of the Lease (except for that contained in Section 24.3) have been satisfied or otherwise waived in writing by Tenant, (ii) Tenant receives from Landlord a geotechnical report on the soils in the Land and Tenant’s Area of Control prepared by a licensed soils engineer in accordance with the required Utility Work and Site Work, (iii) Tenant approves the Site Work Plans in accordance with Section 4.6 above, and (iv) Landlord notifies Tenant in writing that Landlord has obtained the Required Project Entitlements, Tenant will cause Tenant’s Architect to prepare and deliver to Landlord complete plans, drawings and specifications (“Tenant’s Plans and Specifications”) for the construction of Tenant’s Work substantially in accordance with the elevations set forth in Addendum 3 (“Tenant’s Elevations”) and the space plans set forth in Addendum 4 (“Tenant’s Space Plans”), which Tenant’s Elevations and Tenant’s Space Plans are hereby pre-approved by Landlord subject to Applicable Laws.

               Tenant’s Plans and Specifications will show the architectural, structural and MEP detail for the construction of Tenant’s Work in sufficient detail as is required to obtain necessary building permits and other approvals and for Tenant’s contractor to prosecute the construction within the time frames set forth in the Lease and this Exhibit C, including but not limited to: (a) the base Building shell and other improvements constituting the Premises that are not within the scope of Landlord’s Work; (b) all utility facilities which will require conduiting or other improvements from the base Building shell work and/or within the Premises; and (c) all other material specifications for Tenant’s Work.

               As long as Tenant’s Plans and Specifications substantially conform to Tenant’s Space Plans, Tenant’s Elevations and the terms and conditions hereof in all material respects, Landlord will not unreasonably withhold, delay or condition its consent to Tenant’s Plans and Specifications. If Landlord reasonably disapproves any material aspect of Tenant’s Plans and Specifications, Landlord agrees to advise Tenant in writing of such disapproval and the reasons therefor within live (5) business days of its receipt of Tenant’s Plans and Specifications. Landlord’s failure to so notify Tenant within such five. (5) business day period shall be deemed to be Landlord’s approval of Tenant’s Plans and Specifications. If Landlord reasonably disapproves any aspect of Tenant’s Plans and Specifications, Tenant and Landlord shall then use diligent efforts to reach agreement as to Tenant’s Plans and Specifications. Notwithstanding the foregoing, any approval given or deemed given by Landlord in connection with Tenant’s Plans and Specifications or the construction work described in this Work Letter, shall be a conceptual approval and not a technical approval. No such submission or approval by Landlord shall be deemed to mean approval of structural capacity, size of ducts and piping, adequacy of electrical wiring, system/equipment capacities and, without limitation, other technical matters pertaining to Tenant’s Work; nor shall such approval relieve Tenant of the responsibility for proper and adequate design and construction of Tenant’s Work or responsibility for compliance with all Applicable Laws.

                Within ten (10) days following Landlord’s approval of Tenant’s Plans and Specifications and to the extent permitted by the appropriate Governmental Authorities, Tenant will submit Tenant’s Plans and Specifications to the appropriate Governmental Authorities for plan checking and the issuance of the Building Permit, and contemporaneously provide Landlord with a copy of such submission. Tenant will use diligent and commercially reasonable efforts to obtain the Building Permit as soon as commercially reasonable following the date Tenant submits for the same (subject to delays caused by the Governmental Authorities). Tenant’s Architect shall make any and all changes to Tenant’s Plans and Specifications required by any applicable Governmental Authority (“Governmental Changes”) to obtain the Building Permit, and Landlord is hereby deemed to have approved all Governmental Changes. Subject to the immediately preceding sentence, Tenant shall make no material changes to Tenant’s Plans and Specifications without Landlord’s reasonable written approval (in this particular regard, only structural changes or changes to the exterior facade of the Building shall be deemed to be “material”). Tenant’s Work shall be constructed in a good and workmanlike manner, in accordance with Applicable Laws and in material conformity with Tenant’s Plans and Specifications, except where Landlord has given or is deemed to have given prior written approval for material modifications. Tenant shall diligently pursue the issuance of the Building Permit and agrees to respond, to the extent reasonable, to plan review comments from the Governmental Authorities within ten (10) days following the date such comments are received by Tenant. Tenant shall keep Landlord promptly informed of any such plan review comments from the Governmental Authorities.

6.3           Construction of the Building. Subject to Landlord Delays and delays caused by Force Majeure. Events, within twenty (20) days following the issuance of the Building Permit and satisfaction of Delivery, Tenant will commence (“Tenant Commencement Date”) to construct Tenant’s Work substantially in accordance with Tenant’s Plans and Specifications and will diligently pursue completion of the same in such a manner as to achieve substantial completion on or before the expiration of three hundred sixty five (365) days after the Tenant Commencement Date (subject to Landlord Delays and delays caused by Force Majeure Events).

6.4           General Contractor. In connection with the construction of Tenant’s Work, Tenant shall select and use a bondable non-union general contractor, possessing good labor relations and experienced in commercial construction. Tenant shall have the right, but not the obligation, to select its general contractor through a competitive bidding process. Excluding Landlord’s obligation to disburse Landlord’s Construction Cost Contribution pursuant to this Work Letter, Landlord shall have no obligation to Tenant’s general contractor, and Tenant’s general contractor shall look solely to Tenant for the performance of any and all obligations pursuant to the construction contract between Tenant and Tenant’s general contractor. In no event is Tenant or Tenant’s general contractor required to obtain a performance bond or any other bond in connection with the construction of Tenant’s Work. Notwithstanding the foregoing, if Landlord’s lender shall require such a bond, Tenant will obtain or cause its general contractor to obtain such bond and Landlord shall reimburse Tenant (over and above Landlord’s Construction Cost Contribution, as defined below) or its general contractor, as applicable, for any and all costs and expenses incurred in the obtaining of such bond and shall provide any other assurances or indemnities required by the surety company as a condition to issuing such bond.

6.5           Condition of Tenant’s Work. Tenant’s Work will be deemed to be completed at such time as (i) Tenant’s Architect certifies in writing to Landlord that to the best of Tenant’s Architect’s knowledge, information and belief, Tenant’s Work has been constructed substantially in accordance with Tenant’s Plans and Specifications, but for minor punchlist items which do not preclude Tenant from opening or operating the Premises for the Primary Uses, and (ii) a certificate of occupancy, temporary certificate of occupancy, final building department sign-off or the equivalent has been issued.

6.6           Warranties. Tenant shall assign to Landlord all of the warranties Tenant obtains in connection with the construction of Tenant’s Work to the extent Landlord is obligated to maintain and repair the same under the Lease. Tenant shall retain rights to enforce such warranties in the event Landlord breaches its maintenance and repair obligations.

7.	Landlord’s Construction Cost Contribution.

7.1           Construction Allowance. In consideration for the Rent to be paid under the Lease, Landlord shall provide construction funding to Tenant (“Landlord’s Construction Cost Contribution”) for the purpose of planning, designing, permitting and constructing Tenant’s Work up to the amount of Four Million Six Hundred Eighty Thousand and 00/100 Dollars ($4,680,000.00) (based on $104.00 per square foot of the Premises). Landlord’s Construction Cost Contribution may be used by Tenant to pay for any costs associated with the improvement of the Premises for Tenant’s use (including, without limitation, architectural and engineering fees and the cost of obtaining all necessary permits and approvals that Tenant is required to obtain pursuant to the terms of the Lease and this Work Letter). Tenant shall provide evidence of costs for which it seeks reimbursement of Landlord’s Construction Cost Contribution pursuant to Section 7.2 below. Should the cost to design, obtain permits for and construct Tenant’s Work exceed Landlord’s Construction Cost Contribution, then Tenant shall pay such excess. Landlord shall not impose any fee, cost or other charge on Tenant (including, without limitation, for profit, overhead, supervision or otherwise) in connection with the design and construction of Tenant’s Work.

7.2     Payment of Landlord’s Construction Cost Contribution. Landlord shall disburse Landlord’s Construction Cost Contribution on a monthly progress basis throughout the course of the design and construction of Tenant’s Work in accordance with the following:

(a)          For the first draw on Landlord’s Construction Cost Contribution, Tenant shall deliver to Landlord (i) with respect to the payment of design, architectural, engineering and agency fees relating to Tenant’s Work, written invoices from the applicable party to Landlord, and (ii) with respect to construction costs relating to Tenant’s Work, an Application and Certificate for Payment (AIA Document G702/G703) executed by Tenant’s general contractor and Tenant’s Architect showing the breakdown by sub-trades of the cost of Tenant’s Work, including Tenant’s general contractor’s sworn statement and a conditional release of lien from Tenant’s general contractor in the form attached hereto as Addendum 6. Landlord shall pay Tenant the amount of the initial draw request in accord with Section 7.2(c) below. An unconditional lien waiver from Tenant’s general contractor in the form attached hereto as Addendum 6 for the first draw will be provided with the next draw request per Section 7.2(b) below. No subcontractor lien waivers shall be provided with the initial draw request, as all such subcontractor lien waivers for the initial draw will be provided with the next draw request per Section 7.2(b) below;

(b)          After the submission of the initial draw request, not more often than monthly throughout the course of construction of Tenant’s Work, Tenant shall (i) with respect to the payment of design, architectural, engineering and agency fees relating to Tenant’s Work, supply written invoices from the applicable party to Landlord, and (ii) with respect to construction costs relating to Tenant’s Work, deliver to Landlord an Application and Certificate for Payment (AIA Document G702/G703) executed by Tenant’s general contractor and Tenant’s Architect, showing the percentage and value of work completed since the prior disbursement and stating that the portion of Tenant’s Work for which the disbursement is requested has been completed and deliver to Landlord, prior to or simultaneously with each monthly draw request, partial conditional lien releases (in the form attached as Addendum 6 and such other documents as required by Applicable Law to the extent applicable) from Tenant’s general contractor and each applicable subcontractor and/or material supplier providing construction services or supplies for Tenant’s Work whose contract with Tenant’s general contractor in the aggregate exceeds Ten Thousand and 00/100 Dollars ($10,000.00) (each, a “Material Subcontractor”) for the portion of the Work completed by Tenant’s general contractor and/or such Material Subcontractor, as applicable, and covered by the prior monthly disbursement request(s) along with proof of payment by Tenant of Tenant’s general contractor’s and any Material Subcontractor’s prior payment applications for the work completed by Tenant’s general contractor and/or such Material Subcontractor, as applicable, in connection with the prior monthly disbursement request(s) and an unconditional lien release in the form attached as Addendum 6 and such other documents as required by Applicable Law to the extent applicable from the Tenant’s general contractor and any

Material Subcontractor showing proof of payment for the prior application. The Application and Certificate for Payment shall constitute a representation by Tenant that Tenant’s Work identified therein has been completed in a good and workmanlike manner and in substantial accordance with Tenant’s Plans and Specifications;

(c)          Landlord shall disburse (i) one hundred percent (100%) of any design, architectural, engineering and agency fees, and (ii) at least ninety percent (90%) of the value stated in line item 4 of each Application and Certificate for Payment (less any previous certificates for payment) within twenty (20) days of each submittal for payment and shall retain no more than ten percent (10%) of the value stated as retainage to be disbursed upon completion The final disbursement of the remaining balance of Landlord’s Construction Cost Contribution shall be disbursed to Tenant when Landlord has received an Application and Certificate for Payment (AIA Document G702/G703) executed by Tenant’s general contractor and Tenant’s Architect as to all of Tenant’s Work as provided hereinabove and the following conditions have been satisfied:

1)	A certificate of occupancy, temporary certificate of occupancy, final building department sign-off, or equivalent has been issued by the appropriate Governmental Authority; and

2)	Tenant shall have provided Landlord with unconditional final lien releases/waivers from Tenant’s general contractor and all Material Subcontractors involved in Tenant’s Work.

7.3     Building Permits and Certificates of Occupancy. Landlord will fully cooperate with Tenant in obtaining the Building Permit, all other permits for the construction of Tenant’s Work required by Governmental Authorities, and all required certificates of occupancy.

8.       Landlord Delays. For purposes of the Lease and this Work Letter, the term “Landlord Delays” means any delay in the completion of Tenant’s Work or any delay in the opening of the Premises for business to the general public resulting from any or all of the following: (i) Landlord’s failure to timely perform any of its obligations pursuant to this Work Letter including, without limitation, the timely completion of Landlord’s Work and the timely payment of Landlord’s Construction Cost Contribution, or (ii) Landlord’s changes to any of the Conceptual Engineering Package, the Site Plan Submittal Package, or the Site Work Plans after Tenant’s approval thereof pursuant to the terms of this Work Letter.

9.       Defaults. Time is of the essence for each party’s obligations hereunder. If Landlord fails to perform any of its obligations within the timeframes set forth herein, Tenant may avail itself of the following remedies:

9.1     Monetary Default. If Landlord fails to pay any sum due to Tenant pursuant to the terms of this Work Letter, then such sum shall accrue interest at the Interest Rate from the date due until paid in full, and Tenant may bring suit for collection against Landlord for such amounts. In addition, Tenant shall have the right to offset the amount due, together with interest at the interest Rate, against Minimum Rent and other charges due from Tenant to Landlord under the Lease until Tenant has received all sums due under the Lease and Work Letter. In addition, if Landlord fails to pay Tenant any portion of Landlord’s Construction Cost Contribution, Tenant may cease construction of Tenant’s Work until such time as Tenant has received such payment.

9.2     Non-monetary Default. In addition to any and all other remedies available to Tenant hereunder or by law, but subject to Force Majeure Events and delays caused by Tenant or Tenant’s employees, contractors or agents, if Landlord fails to commence construction within the time period specified in Section 4.7 above or if Tenant reasonably determines that the construction of Landlord’s Work is not proceeding so as to be completed within the time limits agreed to in Section 4 above, Tenant may give written notice of such fact to Landlord. If within ten (10) days of Landlord’s receipt of Tenant’s written notice Landlord does not present to Tenant evidence reasonably acceptable to Tenant that Landlord’s Work will be commenced or completed as required, then Tenant shall have the right, but not the obligation, to assume control of the portion of Landlord’s Work made the basis of Tenant’s written notice (a “Takeover Notice”). In such event, Tenant shall have the right to modify the Site Work Plans as Tenant reasonably deems advisable in order to complete the portion of Landlord’s Work over which Tenant has assumed control so as to accommodate Tenant’s need to open on schedule. Landlord hereby grants to Tenant, its contractors, agents and employees a temporary license to enter upon the Land and Tenant’s Area of Control for the purpose of performing all or any part of Landlord’s Work. Landlord shall remain liable for payment of the costs associated with Landlord’s Work. If Landlord fails to pay for Landlord’s Work, then the amounts owed to Tenant shall bear interest at the Interest Rate from the date due until paid, and Tenant may offset such amounts against Minimum Rent and other sums first coming due under the Lease until Tenant has been fully reimbursed.

9.3     Certificate of Occupancy. If a temporary or permanent certificate of occupancy (or its equivalent) cannot be issued after Tenant’s Work is complete due to incompleteness of or defects in Landlord’s Work, then, notwithstanding anything contained in the Lease to the contrary and without limiting any other rights or remedies of Tenant, for each day that Tenant is delayed in opening for business within the Premises, Tenant shall be given two (2) days of Minimum Rent and Additional Rent free for every day until Landlord’s Work is completed or corrected and a temporary or permanent certificate of occupancy (or its equivalent) is issued and delivered to Tenant permitting use of the Premises for the Primary Uses.

9.4     Cumulative Remedies. The remedies provided in this Section 9 are in addition to any remedies available elsewhere in this Work Letter, in the Lease, or under Applicable Law. Exercise of one remedy shall not be deemed to preclude exercise of other remedies for the same default, and all remedies available to Tenant may be exercised cumulatively.

10.     Intentionally omitted.

11.     Temporary Easements.

11.1     Mutual Easements. By executing the Lease, Landlord and Tenant each grants and conveys to the other and the other’s contractors, materialmen or workmen, such temporary licenses of passage and use over and across the Project as are reasonably necessary for Tenant to construct Tenant’s Work, or to perform any maintenance or other work required to be performed by Tenant under the Lease, and for Landlord to construct Landlord’s Work or to perform any maintenance or other work required to be performed by Landlord under the Lease. In addition, Landlord grants to Tenant an easement and right to use one of the two (2) agreeable staging areas within the Land as depicted on the Site Plan for the purpose of storage of materials and equipment during the construction of Tenant’s Work; provided, Tenant shall initially use Staging Area A, but upon Tenant’s receipt of Landlord’s written request, Tenant shall use Staging Area B in lieu of Staging Area A; provided further, Landlord shall not request Tenant use an alternative agreeable staging area more than once during the construction of Tenant’s Work. This reciprocal grant is subject to the conditions that (i) such licenses will be in effect only during periods when actual construction or maintenance is performed and in any event will terminate upon the termination of the Lease, and (ii) such licenses will be exercised so as not to unreasonably interfere with the use and operation of the affected areas.

11.2     Construction Easements. By executing the Lease, Landlord does hereby grant Tenant an easement in the area beneath Tenant’s Work for the purpose of constructing foundations, pylons and other necessary building support for the construction of Tenant’s Work and for the repair and maintenance of the same. This easement will remain in effect for the full Term of the Lease or until any earlier termination in accordance with its terms.

12.     Ownership of Tenant’s Work. Tenant acknowledges and agrees that upon payment in full of Landlord’s Construction Cost Contribution to Tenant, Tenant’s Work and any and all improvements at any time constructed, placed or maintained on or under any part of the Premises (exclusive of Tenant’s Personal Property) will be and remain the property of Landlord.

13.     Insurance. Tenant agrees to indemnify and hold harmless Landlord, and Landlord’s members, partners, employees and agents, from all liability in connection with Tenant’s Work and Landlord agrees to indemnify and hold harmless Tenant, and Tenant’s members, partners, employees and agents, from all liability in connection with Landlord’s Work. During performance of any work under this Work Letter or the Lease, the parties shall provide or cause their contractor(s) to provide, insurance as specified in Addendum 5 hereto and such insurance as may from time to time be required by city, county, state or federal laws, codes, regulations or authorities, together with such other insurance as is reasonably necessary or appropriate under the circumstances. All insurance policies required under Addendum 5 shall provide that Landlord or Tenant (as applicable) shall be given thirty (30) days’ prior written notice of any alteration or termination of coverage.

14.     Addenda. The parties agree that all addenda attached to this Work Letter are hereby incorporated by reference and arc made a part of this Work Letter and the Lease.

EXHIBIT A

DESCRIPTION
3.7931 ACRES OR 165,225 SQUARE FEET

A TRACT OR PARCEL CONTAINING 3.7931 ACRES OR 165,225 SQUARE FEET OF LAND, BEING OUT OF UNRESTRICTED RESERVE “A” OF WOODLAKE POINTE, A SUBDIVISION RECORDED UNDER FILM CODE NUMBER (F.C.NO.) 6.31064,OF THE HARRIS COUNTY MAP RECORDS (H.C.M.R.), SITUATED IN HARRIS COUNTY, TEXAS, WITH SAID 3.7931 ACRE TRACT BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS. WITH ALL BEARINGS BASED ON SAID SUBDIVISION PLAT;

BEGINNING AT A 1” INCH IRON PIPE FOUND ON THE WEST RIGHT-OF-WAY (R.O.W.) LINE OF TANGLEWILDE AVENUE (EIGHTY FEE WIDE) AND MARKING THE NORTHEAST CORNER OF LOT 16 BLOCK 1, OF TANGLEWILDE, SECTION ONE, A SUBDIVISION RECORDED IN VOLUME 49, PAGE 25, OF THE H.C.M.R. AND THE SOUTHEAST CORNER OF SAID UNRESTRICTED RESERVE “A” AND THE SOUTHEAST CORNER OF THE HEREIN DESCRIBED TRACT;

THENCE, WITH THE NORTH LINE OF SAID TANGLEWILDE SECTION ONE AND THE SOUTH LINE OF SAID UNRESTRICTED RESERVE “A”, SOUTH 87 DEGREES 29 MINUTES 48 SECONDS WEST, A DISTANCE OF 531.50 FEET TO A CAPPED 5/8” IRON ROD STAMPED “WINDROSE LAND SERVICES” SET ON SAID COMMON LINE AND THE SOUTHWEST CORNER OF THE HEREIN DESCRIBED TRACT;

THENCE, THROUGH AND ACROSS SAID UNRESTRICTED RESERVE “A” THE FOLLOWING THREE (3) COURSES:

1.	NORTH 02 DEGREES 30 MINUTES 12 SECONDS WEST, A DISTANCE OF 235.29 FEET TO A CUT “X” IN CONCRETE SET FOR A WESTERLY CORNER OF THE HEREIN DESCRIBED TRACT;

2.	NORTH 87 DEGREES 29 MINUTES 48 SECONDS EAST, A DISTANCE OF 64.74 FEET TO A CAPPED 5/8” IRON ROD STAMPED “WINDROSE LAND SERVICES” SET FOR AN INTERIOR CORNER OF THE HEREIN DESCRIBED TRACT;

3.

NORTH 02 DEGREES 30 MINUTES 12 SECONDS WEST, A DISTANCE 154.78 FEET TO A CUT “X” IN CONCRETE SET ON THE SOUTH R.O.W. LINE OF WESTHEIMER ROAD (ONE HUNDRED-TWENTY FEET WIDE) AND THE NORTH LINE OF SAID UNRESTRICTED RESERVE “A” AND FOR THE NORTHWEST CORNER OF THE HEREIN DESCRIBED TRACT;

THENCE, WITH THE SOUTH LINE OF SAID WESTHEIMER ROAD AND THE NORTH LINE OF SAID UNRESTRICTED RESERVE “A” NORTH 87 DEGREES 29 MINUTES 48

SECONDS EAST, A DISTANCE OF 301.82 FEET TO A CUT “X” IN CONCRETE SET ON THE SOUTH LINE OF SAID WESTHEIMER ROAD BEING THE NORTHEAST CORNER OF SAID UNRESTRICTED RESERVE “A” AND THE NORTHWEST CORNER OF RESTRICTED RESERVE “A” OF MCDONALD’S PLACE-TANGLEWILDE, A PLAT RECORDED IN VOLUME 339, PAGE 141, OF THE H.C.M.R AND BEING THE NORTHEAST CORNER OF THE HEREIN DESCRIBED TRACT;

THENCE, WITH THE COMMON LINES OF SAID RESTRICTED RESERVE “A” AND SAID UNRESTRICTED RESERVE “A” THE FOLLOWING TWO (2) COURSES:

1.

SOUTH 02 DEGREES 30 MINUTES 12 SECONDS EAST, A DISTANCE OF 230.00 FEET TO A CUT “X” IN CONCRETE FOUND MARKING THE SOUTHEAST CORNER OF SAID RESTRICTED RESERVE “A” AND AN INTERIOR CORNER OF SAID UNRESTRICTED RESERVE “A” AND OF THE HEREIN DESCRIBED TRACT.

2.

NORTH 87 DEGREES 29 MINUTES 48 SECONDS EAST, A DISTANCE OF 231.62 FEET TO CUT “X” IN CONCRETE SET FOR THE BEGINNING OF A NON-TANGENT CURVE TO THE RIGHT ON THE WEST R.O.W. LINE OF SAID TANGLEWILDE AVENUE MARKING THE SOUTHEAST CORNER OF SAID RESTRICTED RESERVE “A” AND THE MOST EASTERLY NORTHEAST CORNER OF SAID UNRESTRICTED RESERVE “A” AND THE HEREIN DESCRIBED TRACT;

THENCE WITH SAID WEST R.O.W. LINE AND THE EAST LINE OF SAID UNRESTRICTED RESERVE “A”, 159.01 FEET ALONG THE ARC OF SAID NON-TANGENT CURVE TO THE RIGHT, HAVING A RADIUS OF 809.29 FEET, A CENTRAL ANGLE OF 11 DEGREES 15 MINUTES 26 SECONDS, AND HAVING A CHORD BEARING AND DISTANCE OF SOUTH 19 DEGREES 38 MINUTES 11 SECONDS WEST, 158.75 FEET TO A CUT “X” IN CONCRETE SET MARKING THE END OF SAID CURVE.

THENCE, CONTINUING ALONG SAID WEST R.O.W LINE AND THE EAST LINE OF SAID UNRESTRICTED RESERVE, “A”, SOUTH 25 DEGREES 15 MINUTES 35 SECONDS WEST, A DISTANCE OF 14.71 FEET TO THE PLACE OF BEGINNING AND CONTAINING 3.7931 ACRES OR 165,225 SQUARE FEET OF LAND, AS SHOWN ON JOB NO 45315WC FILED IN THE OFFICES OF WINDROSE LAND SERVICES, INC.

EXHIBIT B

Woodlake Pointe Phase 1- LA Fitness
Prosperity Bank Loan Budget

	Budget	Funding at Closing	Progress Fundings
Hard Cost
Fee	$40,417	$-	$40,417
General Conditions	71,154	-	71,154
Site Work	230,896	-	230,896
Utilities	131,625	-	131,625
Landscaping & Irrigation	37,590	-	37,590
Concrete Paving/Sidewalks	370,929	-	370,929
Thermal/Moisture Protection	19,270	-	19,270
Electrical	76,600	-	76,600
Sales Tax	2,153	-	2,153
Insurance	22,262	-	22,262
Stripe Lot	3,825	-	3,825
Bond	5,433	-	5,433
Contingency	16,191	-	16,191
Signage	76,000	-	76,000
Less LAF sign reimbursement	(26,500)	-	(26,500)
Less Portion of Signage allocable to Borders Bldg	(49,500)	$-	(49,500)

Subtotal	$1,028,345	$-	$1,028,345

Tenant Improvements	4,680,000		$4,680,000
Total Hard Cost	$5,708,345	$-	$5,708,345

Soft Cost
Developer Fee	$258,269	-	$258,269
Architects & Engineers	35,000	21,185	13,815
Legal	15,000	14,613	387
Permits	10,000	-	10,000
Materials Testing	15,000	-	15,000
Loan Fee of 0.5%	33,575	32,511	1,064
Appraisal	2,500	2,500	-
Survey	4,000	3.953	47
Impact Fees	85,654	-	85,654
Contingency	13,889	-	13,889
Title Insurance (Loan at time of Closing)	33,079	33,168	(89)
Construction Interest	95,689	-	95,689
Commission on LAF ($5 outside, $4 inside)	405,000	112,500	292,500

Total Soft Cost
	$1,006,655	220,430	786,225

Total Loan Budget	$6,715,000	$220,430	$6,494,570